THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation: Orthometrix, Inc., a Delaware corporation
Number of Shares: 1,000,000 Shares
Class of Stock: Common Stock
Issue Date: June 23, 2006
Expiration Date: June 23, 2011

THIS CERTIFIES that, for value received, Psilos Group Partners II-S, L.P. ("Holder") or its permitted assigns are entitled to subscribe for and purchase from Orthometrix, Inc., a Delaware corporation (the "Company"), at the Warrant Price (as hereinafter defined) at any time during the period from the date hereof to and including the close of business on the Expiration Date set forth above up to 1,000,000 fully paid and nonassessable shares of the Company's common stock, par value $0.0005 per share ("Common Stock"), of the Company for the Warrant Price (as defined below), subject to the provisions and upon the terms and conditions hereinafter set forth.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company. This Warrant is exercisable at $0.20 per share of Common Stock (the "Warrant Price"). Payment of the aggregate Warrant Price may be made as follows (or by any combination of the following): (i) in United States currency by cash or delivery of a check, bank payable to the order of the Company in the amount obtained by multiplying the number of shares of Common Stock designated in the Notice of Exercise by the Warrant Price, (ii) by assigning to the Company all or any part of the unpaid principal amount of the $250,000 Promissory Note issued by the Company in favor of the Holder on the date of this Warrant in a principal amount equal to the Warrant Price, (iii) by surrender of a number of shares of Common Stock held by the Holder equal to the quotient obtained by dividing (A) the aggregate Purchase Price payable with respect to the portion of this Warrant then being exercised by (B) the Current Market Price per share of Common Stock on the last business day preceding the Exercise Date, or (iv) by cashless exercise by providing irrevocable instructions to the Company, through delivery of the Notice of Exercise, to issue the number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock as to which the Warrant is being exercised multiplied by (b) a fraction, the numerator of which is the difference between (1) Current Market Price per share of Common Stock on the last business day preceding the Exercise Date, and (2) the Warrant Price per share of Common Stock, and the denominator of which is such Current Market Price. The

"Current Market Price" per share of Common Stock on any date shall be deemed to be the closing price of the Common Stock on such day. For purposed hereof, "Exercise Date" shall mean the date on which all deliveries required to be made to the Company upon exercise of the Warrant pursuant to this Section 1.2 shall have been made.

1.2 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the shares of Common Stock acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the shares of Common Stock not so acquired.

1.3 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4 Assumption on Sale, Merger, or Consolidation of the Company.

1.4.1. "Acquisition". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.4.2. Assumption of Warrant. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the shares of Common Stock issuable upon exercise of the unexercised portion of this Warrant (the "Shares") as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Common Stock payable in Common Stock, or other securities, subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Warrant, for each share of Common Stock acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include

any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's Common Stock.

The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser amount of shares of Common Stock, then upon exercise of this Warrant, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the combination, consolidation or reclassification occurred.

2.4 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or the Common Stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged

2.5 Fractional Shares. No fractional shares of Common Stock shall be issuable upon exercise of the Warrant and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full share of Common Stock.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b) This Warrant shall, upon issuance, be duly authorized and validly issued, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares shall be subject to the registration rights set forth on Exhibit A.

3.4 Issuance of Additional Securities by Company. The Company shall not without the prior consent of Holder, at any time prior to the Expiration Date, issue any shares of Common Stock or securities convertible into, exercisable for, or exchangeable for Common Stock for a consideration per share less than \$0.20 per share of Common Stock (subject to adjustments for any stock splits, recapitalizations, stock dividends or similar events); provided, however, that the foregoing restriction shall not apply to any security (i) issued as a stock dividend, or in connection with a recapitalization, stock split or similar event, (ii) issued pursuant to subscriptions, warrants, options, convertible securities, convertible notes or other rights that are outstanding on the date hereof, (iii) issued or reserved for issuance under the Company's employee option and related plans as may be approved by the Company's Board of Directors and the Company's stockholders from time to time hereafter, (iv) issued under employment or consulting agreements executed with persons who are not employees of the Company as of the

date hereof or (v) issued to financial institutions (other than any convertible security), lessors or vendors that are unrelated third parties in connection with a bona fide provision of credit or services to the Company as approved by the board of directors of the Company.

ARTICLE 4. MISCELLANEOUS.

4.1 Term, Notice of Expiration. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company shall give Holder written notice of Holder's right to exercise this Warrant in the form attached as Appendix 2 not more than 90 days and not less than 30 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 30 days after the date the Company delivers the notice to Holder.

4.2 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

> THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMIENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder (including, if such Holder is an entity, to its stockholders, partners or members) or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder s notice of proposed sale.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering the Warrant to the Company for reissuance to the, transferee(s) (and Holder, if applicable). The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to

the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder should be sent to the following address:

Psilos Group Partners II-S, L.P.
625 Avenue of the Americas, 4th floor
New York NY 10011
Attn: Jeffrey M.Krauss, Managing Member

4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

ORTHOMETRIX, INC.

By: ______________________
Name: Reynald Bonmati
Title: President

PSILOS GROUP PARTNERS II-S, L.P.
By: Psilos Group Investors II-S, LLC, its general partner

By: ______________________
Member

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase __________ shares of the Common Stock of Orthometrix, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature of Holder)

(Date)

APPENDIX 2

NOTICE THAT WARRANT IS ABOUT TO EXPIRE

(Name of Holder)
(Address of Holder)
Attn:

Dear __________:

This is to advise you that the Warrant issued to you described below will expire on June __, 2011.

Issuer:

Issue Date:

Class of Security Issuable:

Exercise Price per Share:

Number of Shares Issuable:

Procedure for Exercise:

Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

Orthometrix, Inc.

By: ________________
Its:

EXHIBIT A

REGISTRATION RIGHTS

Piggy-Back Registration Rights. If at any time the Company shall determine to prepare and file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each holder of shares of Common Stock issued or issuable upon exercise of this Warrant ("Registrable Securities") written notice of such determination and, if within ten (10) days after receipt of such notice, such holder shall so request in writing, the Company shall include in such Registration Statement all or any part of the Registrable Securities such holder requests to be registered, except that if, in connection with any underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall impose a limitation on the number of Registrable Securities which may be included in the Registration Statement because, in such underwriter(s)' judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which such holder has requested inclusion hereunder. Any exclusion of Registrable Securities shall be made *pro rata* among the holders seeking to include Registrable Securities, in proportion to the number of Registrable Securities sought to be included by such holders; *provided, however,* that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities the holders of which are not entitled by right to inclusion of securities in such Registration Statement; and *provided further, however,* that, after giving effect to the immediately preceding proviso, any exclusion of Registrable Securities shall be made *pro rata* with holders of other securities having the right to include such securities in the Registration Statement, based on the number of securities for which registration is requested except to the extent such *pro rata* exclusion of such other securities is prohibited under any written agreement entered into by the Company with the holder of such other securities, in which case such other securities shall be excluded, if at all, only in accordance with the terms of such agreement.

All expenses, other than underwriting discounts and commissions, other fees and expenses of investment bankers and other than brokerage commissions, and the fees and disbursements of counsel for the Holders, incurred in connection with registrations, filings or qualifications pursuant hereto, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees and fees and disbursements of counsel for the Company, shall be borne by the Company.

Each holder of Registrable Securities whose Registrable Securities are included in a Registration Statement filed pursuant hereto agrees, if requested by the managing underwriter(s) in an underwritten offering of any Registrable Securities, not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then effect) under the Securities Act (except as part of such underwritten registration), during the seven-day period prior to, and during the 180-day period (or such shorter period as

may be agreed to by the managing underwriter(s)) following the effective date of such Registration Statement to the extent timely notified in writing by the Company or the managing underwriter or underwriters.

The registration rights granted pursuant hereto shall terminate with respect to any Registrable Securities at such time as such Registrable Securities become eligible for sale pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "1933 Act").

Indemnification. In the event any Registrable Securities are included in a Registration Statement pursuant hereto:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each holder who holds such Registrable Securities, the directors, if any, of such Purchaser, the officers, if any, of such holder, each person, if any, who controls any Purchaser within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, "Claims") to which any of them may become subject under the 1933 Act, the 1934 Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation under the 1933 Act, the 1934 Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (I) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement, the prospectus or any such amendment thereof or supplement thereto; (II) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Person if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as amended or supplemented; and (III) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in the preceding paragraph (a), the Company, each of its

directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, any underwriter and any other shareholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such shareholder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively and together with an Indemnified Person, an "Indemnified Party"), against any Claim to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such holder expressly for use in connection with such Registration Statement; and such holder will reimburse any legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such Claim; *provided, however,* that the indemnity agreement contained in this paragraph (b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such holder, which consent shall not be unreasonably withheld; *provided, further, however,* that the holder shall be liable under this paragraph (b) for only that amount of a Claim as does not exceed the net proceeds to such holder from the sale of Registrable Securities pursuant to such Registration Statement. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this paragraph (b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, and such Indemnified Party failed to satisfy an obligation to deliver such final prospectus.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel selected by the indemnifying party; *provided, however,* that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party only if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In such event, the Company shall pay for only one separate legal counsel for Indemnified Persons and Indemnified Parties; such legal counsel shall be selected by those holding a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party pursuant hereto, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required pursuant hereto shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable pursuant hereto to the fullest extent permitted by law; *provided, however,* that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth above, (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation and (c) contribution by any seller of Registrable Securities shall be limited in amount to the amount of the net amount of proceeds received by such seller from the sale of such Registrable Securities.